Exhibit 10.1

CELL THERAPEUTICS, INC.

2007 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (this “Option Agreement”) is dated as of [            , 20    ] (the “Grant Date”) by and between Cell Therapeutics, Inc., a Washington corporation (the “Company”), and [                                        ] (the “Participant”).

W I T N E S S E T H

WHEREAS, pursuant to and under the Cell Therapeutics, Inc. 2007 Equity Incentive Plan (the “Plan”), the Company hereby grants to the Participant, effective as of the date hereof, a stock option, upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.	Grant.

The Company hereby grants to the Participant the option (the “Option”) to purchase all or any part of an aggregate of [            ] shares (the “Shares”) of the common stock of the Company at the exercise price of [$        ] per share (the “Exercise Price”) according to and subject to the terms and conditions set forth in this Option Agreement and in the Plan. The Option will be treated as [a Nonqualified Stock Option] [or] [an Incentive Stock Option]. A copy of the Plan is publicly available and has been filed with the SEC and will be furnished to Participant upon the Participant’s request. The Exercise Price and the number of Shares covered by the Option are subject to adjustment under Section 4.3 of the Plan.

Capitalized terms are defined in the Plan if not defined herein. The Option has been granted to the Participant in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Participant.

2.	Vesting; Limits on Exercise; Incentive Stock Option Status.

The Option may be exercised only to the extent it is vested. Subject to Section 5, the Option shall vest and become exercisable in percentage installments of the aggregate number of Shares subject to the Option in accordance with the following schedule:

Date of Vesting	Number of Shares with respect to which the Option is Vested/Exercisable

[insert]	[insert]

The Option may be exercised only to the extent the Option is vested and exercisable.

•	Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Participant has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option.

•	No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

•	Incentive Stock Option Value Limit. If the Option is designated as an Incentive Stock Option, and if the aggregate Fair Market Value of the shares with respect to which Incentive Stock Options (whether granted under the Option or otherwise) first become exercisable by the Participant in any calendar year exceeds $100,000, as measured on the applicable Grant Dates, the limitations of Section 5.8.1 of the Plan shall apply and to such extent the Option will be rendered a Nonqualified Stock Option.

3.	Continuance of Employment/Service Required; No Employment/Service Commitment.

The vesting schedule applicable to the Option requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Option Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a Termination of Service as provided in Section 5 below or under the Plan.

Nothing contained in this Option Agreement or the Plan constitutes a continued employment or service commitment by the Company or any of its Subsidiaries or Affiliates, affects the Participant’s status, if he or she is an Employee, as an Employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Company or any Subsidiary or Affiliate, interferes in any way with the right of the Company or any Subsidiary or Affiliate at any time to terminate such employment or services, or affects the right of the Company or any Subsidiary or Affiliate to increase or decrease the Participant’s other compensation. Nothing in this Option Agreement, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

The determination of whether a Termination of Service has occurred shall be made in accordance with the terms of the Plan including, without limitation, Sections 2.50 and 9.3 of the Plan. Unless otherwise expressly provided by the Company, in the event that: (1) the Participant is, on the Grant Date, both an Employee and either a Director or Consultant, the determination of whether a Termination of Service has occurred with respect to the Participant shall be determined by reference to the date on which the Participant is no longer an Employee as provided in Section 2.50(a) of the Plan; and (2) in the event the Participant is, on the Grant Date, both a Nonemployee Director and a Consultant (but is not an Employee), the determination of whether a Termination of Service has occurred with respect to the Participant shall be determined by reference to the date on which the Participant is no longer a Nonemployee Director as provided in Section 2.50(c) of the Plan.

4.	Method of Exercise of Option.

The Option shall be exercisable by the Participant as provided in Section 5.6 of the Plan. Unless otherwise provided by the Committee, as long as the Shares are listed or admitted to trade on a national securities exchange (and subject to such administrative procedures as the Company may require and further subject to compliance with all applicable laws, rules, regulations and listing requirements), the Exercise Price of the portion of the Option being exercised, and related tax withholding obligations, may be satisfied through a “cashless” exercise with a third party who provides simultaneous financing for the purposes of (or who otherwise facilitates) the exercise of the Option.

The Option will qualify as an Incentive Stock Option only if it meets all of the applicable requirements of the Code. If the Option is designated as an Incentive Stock Option, the Option may be rendered a Nonqualified Stock Option if the Committee permits the use of one or more of the non-cash payment alternatives referenced in Section 5.6 of the Plan.

5.	Early Termination of Option.

5.1 Expiration Date. Subject to earlier termination as provided below in this Section 5, the Option will terminate on [        ] (the “Expiration Date”).

5.2 Possible Termination of Option upon Certain Corporate Events. The Option is subject to termination in connection with certain corporate events as provided in Section 9.1 of the Plan.

5.3 Termination of Option upon the Participant’s Termination of Service. The Option, to the extent not vested on the date of the Participant’s Termination of Service, shall terminate on such date. The Option, to the extent vested and outstanding on the Participant’s Termination of Service, will terminate (a) on the expiration of twelve (12) months from the date of the Participant’s Termination of Service if such Termination of Service is the result of the Participant’s death or Disability, or (b) three (3) months from the date of the Participant’s Termination of Service for any other reason.

In all events the Option is subject to earlier termination on the Expiration Date of the Option or as contemplated by Section 5.2. The Committee shall be the sole judge of whether the Participant continues to render employment or services for purposes of this Option Agreement.

Notwithstanding any post-termination exercise period provided for herein or in the Plan, the Option will qualify as an Incentive Stock Option only if it is exercised within the applicable exercise periods for Incentive Stock Options under, and meets all of the applicable requirements of, the Code. If the Option is designated as an Incentive Stock Option, the Option will be rendered a Nonqualified Stock Option if the Option is not exercised within the applicable exercise periods for Incentive Stock Options or does not meet such other requirements.

6.	Non-Transferability.

The Option and any other rights of the Participant under this Option Agreement or the Plan are nontransferable and exercisable only by the Participant, except as set forth in Section 9.9 of the Plan.

7.	Notices.

Any notice to be given under the terms of this Option Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to the Participant at the address last reflected on the Company’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer employed by or providing services to the Company or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 7.

8.	Plan.

The Option and all rights of the Participant under this Option Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. The Participant agrees to be bound by the terms of the Plan and this Option Agreement. The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Option Agreement. Unless otherwise expressly provided in other sections of this Option Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not and shall not be deemed to create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof.

9.	Entire Agreement.

This Option Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Option Agreement may be amended pursuant to Section 10.1 of the Plan. Such amendment must be in writing and signed by the Company. The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

10.	Governing Law.

This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington without regard to conflict of law principles thereunder.

11.	Effect of this Agreement.

Subject to the Company’s right to terminate the Option pursuant to Section 9.1 of the Plan, this Option Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Company.

12.	Counterparts.

This Option Agreement may be executed simultaneously in any number of counterparts, including through electronic transmission, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.	Section Headings.

The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

14.	Clawback Policy.

The Option is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Option and repayment or forfeiture of any Shares or other cash or property received with respect to the Option (including any value received from a disposition of the Shares acquired upon exercise of the Option).

15.	No Advice Regarding Grant.

The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Option (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Option and any Shares that may be acquired upon exercise of the Option). Neither the Company nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Option Agreement) or recommendation with respect to the Option. Except for the withholding rights contemplated by Section 11 of the Plan, the Participant is solely responsible for any and all tax liability that may arise with respect to the Option and any Shares that may be acquired upon exercise of the Option.

IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of             , 20    .

CELL THERAPEUTICS, INC.,
a Washington corporation

By:

[Name]
[Title]

PARTICIPANT

Signature

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